Exhibit 15

May 25, 2017

To the Board of Directors and Stockholders of

Floor & Decor Holdings, Inc.

We are aware of the incorporation by reference in the Registration Statements (Form S-1  No. 333-216000 and Form S-8 No. 333-217474) of Floor & Decor Holdings, Inc. for the registration of shares of its common stock of our report dated May 25, 2017 relating to the unaudited condensed consolidated interim financial statements of Floor & Decor Holdings, Inc. that are included in its Form 10-Q for the quarter ended March 30, 2017.

/s/ Ernst & Young LLP